Exhibit 99.1
TIME WARNER CABLE REPORTS
2008 SECOND-QUARTER RESULTS
Revenue Generating Units Grew by 656,000 — Best Second Quarter Ever
Revenues Rose 7%, Adjusted OIBDA Grew 9% and Operating Income Increased 4% over Prior Year Quarter
NEW YORK, NY, August 6, 2008 — Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its second quarter ended June 30, 2008.
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “We added 20% more RGUs this quarter than in last year’s second quarter, fueled by improved net additions in every RGU category, despite a challenging economic environment. We also increased our Triple Play subscribers by a net 214,000, demonstrating that the value and simplicity of our bundles continue to attract consumers. The strength of our subscription business drove a 7% increase in revenues and a 9% rise in Adjusted OIBDA.”

SECOND-QUARTER RESULTS
Revenues for the second quarter of 2008 increased 7% ($284 million) over the prior year quarter to $4.3 billion. Subscription revenues grew 7% ($277 million) to $4.1 billion. Video revenues were up 2% ($57 million) to $2.6 billion, driven by continued growth in digital video services and video price increases, offset in part by a decrease in pay-per-view event revenues. High-speed data revenues rose 12% ($108 million) to $1.0 billion, as a result of continued year-over-year high-speed data subscriber growth. Voice revenues were up 39% ($112 million) to $397 million, reflecting a net increase in Digital Phone subscribers. Advertising revenues grew 3% ($7 million) to $233 million.
Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”), which excludes a noncash pretax impairment loss of $45 million on cable systems held for sale, rose 9% ($126 million) over the second quarter of 2007 to $1.6 billion, benefiting from revenue growth, offset partially by higher video programming, employee, voice and marketing costs. Video programming expenses increased 6% ($57 million) to $939 million, due to contractual rate increases and an increase in the percentage of basic video subscribers who also subscribe to expanded tiers of video services. Employee costs increased 5% ($40 million), resulting primarily from headcount and salary increases, offset partly by lower equity-based compensation expense, due mainly to the timing of 2008 grants. Voice costs rose 21% ($23 million) reflecting primarily growth in Digital Phone subscribers, offset partially by a decline in per-subscriber connectivity costs. Marketing expenses grew 14% ($19 million) to $151 million, resulting from intensified marketing efforts. Additionally, the prior year period included $6 million of merger-related and restructuring expenses.

Operating Income was up 4% ($27 million) over the same quarter of 2007 to $738 million, due to higher Adjusted OIBDA, offset partly by increased depreciation expense ($53 million) and a noncash pretax impairment loss on cable systems held for sale ($45 million).
Income and Per Share Results
For the second quarter of 2008, net income was $277 million, or $0.28 per basic and diluted common share, compared to net income of $272 million, or $0.28 per basic and diluted common share, for the second quarter of 2007.
Certain pretax items in the current year quarter affected comparability, including $47 million of costs associated with the Company’s planned separation from Time Warner, a $45 million noncash impairment loss on cable systems held for sale and an $8 million noncash impairment charge on an equity-method investment. The $47 million of separation-related costs consisted of $10 million of direct transaction costs and $37 million of financing costs related to the funding of the planned $10.9 billion special dividend. On an after-tax basis, these items reduced net income by $62 million or $0.06 per basic and diluted common share. Excluding the impact of these items, net income increased for the second quarter of 2008 as compared to the same quarter of 2007, due primarily to an increase in Operating Income and a decrease in interest expense offset in part by higher income tax provision.
Cash Provided by Operating Activities for the first six months of 2008 was $2.5 billion, an increase of $331 million over the first six months of 2007, driven by an increase in Adjusted OIBDA and a change in working capital requirements, offset partially by higher pension plan contributions.
Capital Expenditures for the first six months of 2008 totaled $1.7 billion, an increase of $157 million compared to the first six months of 2007, due primarily to higher customer premise equipment purchases, which rose 16% ($120 million).
Free Cash Flow for the first six months of 2008 was $825 million, an increase of $234 million over the first six months of 2007, due mainly to an increase in cash provided by operating activities, offset in part by an increase in capital expenditures. Net debt and mandatorily redeemable preferred equity membership units, as of June 30, 2008, totaled $12.9 billion.
Table 1
Second Quarter Results
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	%Change	2008	2007	%Change
	(in millions)			(in millions)
Subscription revenues:
Video	$2,636	$2,579	2%	$5,239	$5,083	3%
High-speed data	1,032	924	12%	2,026	1,818	11%
Voice	397	285	39%	763	549	39%

Total Subscription revenues	4,065	3,788	7%	8,028	7,450	8%
Advertising revenues	233	226	3%	430	415	4%

Total revenues	$4,298	$4,014	7%	$8,458	$7,865	8%

Adjusted OIBDA	$1,570	$1,444	9%	$2,972	$2,751	8%

Operating Income	$738	$711	4%	$1,374	$1,290	7%

SUBSCRIBER UPDATE
 For definitions of certain terms, please refer to Table 2 below, which presents select subscriber and penetration data.
Highlights
RGUs exceeded 33.6 million — reflecting net additions of 656,000, a record for any second quarter — driven by year-over-year improvement in net additions in all RGU categories. Customer relationships totaled 14.7 million, and Triple Play subscribers surpassed 2.8 million (or 19% of total customer relationships), benefiting from 214,000 net additions during the second quarter.
Table 2
Select Subscriber and Penetration Data

			Net
			Additions
	6/30/08	3/31/08	(Declines)
		(in thousands)
Subscriber Data:
Revenue generating units(a)	33,629	32,973	656
Customer relationships(b)	14,737	14,722	15

Double play subscribers(c)	4,760	4,748	12
Triple play subscribers(d)	2,824	2,610	214
Bundled subscribers(e)	7,584	7,358	226

Homes passed(f)	26,726	26,624	102
Basic video subscribers(g)	13,297	13,306	(9)
Digital video subscribers(h)	8,483	8,283	200
Residential high-speed data subscribers(i)	8,125	7,924	201
Commercial high-speed data subscribers(i)	287	280	7
Residential Digital Phone subscribers(j)	3,421	3,170	251
Commercial Digital Phone subscribers(j)	16	10	6

	6/30/08	3/31/08

Penetration Data:
Basic video(k)	49.8%	50.0%
Digital video(l)	63.8%	62.3%
Residential high-speed data(m)	30.7%	30.1%
Residential Digital Phone(n)	13.4%	12.6%
Double play(o)	32.3%	32.3%
Triple play(p)	19.2%	17.7%
Bundled(q)	51.5%	50.0%

(a)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice (including circuit-switched telephone service, as applicable) subscribers.
(b)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.
(c)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s primary services (video, high-speed data and voice).
(d)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s primary services (video, high-speed data and voice).
(e)	Bundled subscriber numbers reflect customers who subscribe to two or more of the Company’s primary services.
(f)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.
(g)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.
(h)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital transmissions.
(i)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company.
(j)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.
(k)	Basic video penetration represents basic video subscribers as a percentage of homes passed.
(l)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.
(m)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of estimated high-speed data service-ready homes passed.
(n)	Residential Digital Phone penetration represents residential Digital Phone subscribers as a percentage of estimated Digital Phone service-ready homes passed.
(o)	Double play penetration represents double play subscribers as a percentage of customer relationships.

(p)	Triple play penetration represents triple play subscribers as a percentage of customer relationships.
(q)	Bundled penetration represents bundled subscribers as a percentage of customer relationships.

Use of OIBDA, Adjusted OIBDA and Free Cash Flow
 Operating Income before Depreciation and Amortization (“OIBDA”) is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. The Company also evaluates the performance of its business using OIBDA excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales (referred to herein as “Adjusted OIBDA”). Management utilizes OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA and Adjusted OIBDA because it believes these measures provide valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA and Adjusted OIBDA are significant measures used in the Company’s annual incentive compensation programs. OIBDA and Adjusted OIBDA also are metrics used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance, and OIBDA is an important measure in the Time Warner reportable segment disclosures. A limitation of OIBDA and Adjusted OIBDA, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Moreover, Adjusted OIBDA does not reflect gains and losses on asset sales or any impairment charge related to goodwill, intangible assets and fixed assets. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of these measures is that they do not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of OIBDA and Adjusted OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
OIBDA, Adjusted OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.

About Time Warner Cable
 Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of June 30, 2008, Time Warner Cable served approximately 14.7 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 33.6 million revenue generating units.

Information on 2008 Business Outlook Release and Conference Call
 Time Warner Cable issued a separate release today regarding its updated 2008 full-year business outlook.
The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, August 6, 2008. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.

Caution Concerning Forward-Looking Statements
 This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, the planned separation from Time Warner Inc., and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Laraine Mancini (212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2008	2007
	(in millions)
ASSETS
Current assets
Cash and equivalents	$3,849	$232
Receivables, less allowances of $93 million and $87 million as of June 30, 2008 and December 31, 2007, respectively	713	743
Receivables from affiliated parties	4	2
Prepaid expenses and other current assets	126	95
Deferred income tax assets	80	91

Total current assets	4,772	1,163
Investments	731	735
Property, plant and equipment, net	13,172	12,873
Intangible assets subject to amortization, net	609	719
Intangible assets not subject to amortization	38,906	38,925
Goodwill	2,106	2,117
Other assets	157	68

Total assets	$60,453	$56,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$447	$417
Deferred revenue and subscriber-related liabilities	166	164
Payables to affiliated parties	188	204
Accrued programming expense	532	509
Other current liabilities	1,219	1,237
Current liabilities of discontinued operations	—	5

Total current liabilities	2,552	2,536
Long-term debt	16,463	13,577
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	13,662	13,291
Long-term payables to affiliated parties	24	36
Other liabilities	406	430
Minority interests	1,776	1,724
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of June 30, 2008 and December 31, 2007	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of June 30, 2008 and December 31, 2007	1	1
Paid-in-capital	19,463	19,411
Accumulated other comprehensive loss, net	(180)	(174)
Retained earnings	5,977	5,459

Total shareholders’ equity	25,270	24,706

Total liabilities and shareholders’ equity	$60,453	$56,600

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in millions, except per share data)		(in millions, except per share data)
Revenues:
Subscription:
Video	$2,636	$2,579	$5,239	$5,083
High-speed data	1,032	924	2,026	1,818
Voice	397	285	763	549

Total Subscription	4,065	3,788	8,028	7,450
Advertising	233	226	430	415

Total revenues	4,298	4,014	8,458	7,865
Costs and expenses:
Costs of revenues(a)	2,018	1,872	4,025	3,755
Selling, general and administrative(a)	710	692	1,461	1,343
Depreciation	722	669	1,423	1,318
Amortization	65	64	130	143
Loss on cable systems held for sale	45	—	45	—
Merger-related and restructuring costs	—	6	—	16

Total costs and expenses	3,560	3,303	7,084	6,575

Operating Income	738	711	1,374	1,290
Interest expense, net	(219)	(227)	(418)	(454)
Income from equity investments, net	5	4	10	7
Minority interest expense, net	(46)	(41)	(87)	(79)
Other income (expense), net	(19)	(3)	(13)	143

Income before income taxes	459	444	866	907
Income tax provision	(182)	(172)	(347)	(359)

Net income	$277	$272	$519	$548

Basic net income per common share	$0.28	$0.28	$0.53	$0.56

Average basic common shares outstanding	976.9	976.9	976.9	976.9

Diluted net income per common share	$0.28	$0.28	$0.53	$0.56

Average diluted common shares outstanding	978.1	977.2	977.6	977.1

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(in millions)
OPERATING ACTIVITIES
Net income	$519	$548
Adjustments for noncash and nonoperating items:
Depreciation and amortization	1,553	1,461
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	—	(146)
Pretax gain on sale of cost-method investment	(9)	—
Pretax loss on cable systems held for sale	45	—
(Income) loss from equity investments, net of cash distributions	(3)	8
Pretax impairment loss on equity-method investment	8	—
Minority interest expense, net	87	79
Deferred income taxes	341	183
Equity-based compensation	48	38
Changes in operating assets and liabilities, net of acquisitions:
Receivables	18	68
Accounts payable and other liabilities	(30)	(97)
Other changes	(42)	16
Adjustments relating to discontinued operations	—	46

Cash provided by operating activities	2,535	2,204

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(26)	23
Capital expenditures	(1,708)	(1,551)
Proceeds from sale of cost-method investment	9	—
Proceeds from disposal of property, plant and equipment	2	4

Cash used by investing activities	(1,723)	(1,524)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	(166)	266
Borrowings(b)	5,203	5,629
Repayments(b)	(2,145)	(6,448)
Debt issuance costs	(85)	(28)
Excess tax benefit from exercise of stock options	—	5
Principal payments on capital leases	—	(2)
Distributions to owners, net	(2)	(19)
Other	—	(64)

Cash provided (used) by financing activities	2,805	(661)

INCREASE IN CASH AND EQUIVALENTS	3,617	19
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	232	51

CASH AND EQUIVALENTS AT END OF PERIOD	$3,849	$70

(a)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the June 30, 2008 presentation.

TIME WARNER CABLE INC.
RECONCILIATION OF NON-GAAP AND OTHER FINANCIAL MEASURES
(Unaudited)
Reconciliation of Operating Income to
Adjusted Operating Income before Depreciation and Amortization

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in millions)		(in millions)
Operating Income	$738	$711	$1,374	$1,290
Depreciation	722	669	1,423	1,318
Amortization	65	64	130	143

Operating Income before Depreciation and Amortization	1,525	1,444	2,927	2,751
Loss on cable systems held for sale	45	—	45	—

Adjusted Operating Income before Depreciation and Amortization	$1,570	$1,444	$2,972	$2,751

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in millions)		(in millions)
Cash provided by operating activities	$1,349	$1,198	$2,535	$2,204
Reconciling items:
Adjustments relating to the operating cash flow of discontinued operations	—	8	—	(46)

Cash provided by continuing operating activities	1,349	1,206	2,535	2,158
Add: Excess tax benefit from exercise of stock options	—	2	—	5
Less:
Capital expenditures from continuing operations	(862)	(831)	(1,708)	(1,551)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(1)	(10)	(2)	(21)

Free Cash Flow	$486	$367	$825	$591

Reconciliation of Net Debt

	June 30,	December 31,
	2008	2007
	(in millions)
Long-term debt	$16,463	$13,577
Debt due within one year	—	—

Total debt	16,463	13,577
Less: Cash and equivalents	(3,849)	(232)

Net debt(a)	12,614	13,345
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred equity membership units issued by a subsidiary	$12,914	$13,645

(a)	Net debt is defined as total debt less cash and equivalents.